STOCK DIVIDEND

HACKENSACK, NJ, October 2, 2001 - First Real Estate Investment Trust ("FREIT") announced the declaration of a stock dividend.

FREIT'S Board of Trustees declared a Share split in the form of a Share dividend. The Share dividend is payable by the issuance of one share for every Share issued and outstanding. All shareholders of record on October 8, 2001 will be entitled to receive the Share dividend, which will be distributed on October 18, 2001. The Shares are expected to begin trading on a split-adjusted basis in the over the counter market on October 19, 2001. After the Share dividend the issued and outstanding shares will increase to 3,119,576 from 1,559,788.

In connection with this share dividend, the Board also authorized an increase in the authorized shares to 4,000,000 from 1,790,000.

FREIT'S Board decision to declare this Share dividend is based on a desire to make the shares more affordable to individual investors and broaden FREIT's investor base.


      Certain information included in this release and the Trust's filings with the Securities and Exchange Commission ("SEC") under the Securities
      Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, contains or may contain forward-looking information that is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from expected results. Among these risks, trends and uncertainties are matters relating to general market conditions, national and local economic conditions and the terms of federal, state and local governmental regulations that affect the Trust.
       Additional information about these and other factors is contained in the Trust's filing with the SEC.

             First Real Estate Investment Trust is a publicly traded (over-the-counter - symbol FREVS) REIT organized in 1961. It has approximately $96 million (historical cost basis) of assets. Its portfolio of residential and retail properties extends from
            Eastern L.I. to Maryland, with the largest concentration
                            in Northern New Jersey.

  For additional information contact Shareholder relations at (201) 488-6400.